Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement of Harken Energy Corporation (the “Company”) and to references to this firm of the Company’s estimated proved reserves in this Registration Statement.

/s/ Netherland, Sewell & Associates, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

Houston, Texas

October 27, 2004